Exhibit 99.1

Aon Reports First Quarter Net Income of $198 Million or $0.57 Per Share

CHICAGO, IL – May 4, 2006 - Aon Corporation (NYSE: AOC) today reported first quarter 2006 net income of $198 million or $0.57 per share compared to $200 million or $0.59 per share in 2005.  Net income from continuing operations was $198 million or $0.57 per share compared to $198 million or $0.58 per share a year ago.

Certain items affect the comparison of first quarter 2006 results with 2005 results.  These items, which are detailed in a reconciliation of the impact of non-GAAP measures on page 11, include restructuring charges of $0.06 in first quarter 2006, a $0.07 gain in first quarter 2006 related to a previously sold claims business and the revaluation of Endurance Specialty Holdings warrants, which resulted in a loss of $0.03 in first quarter 2006 and a gain of $0.03 in first quarter 2005.  Taking into account the items detailed on page 11, adjusted earnings per share for the first quarter 2006 is $0.60, an increase of 18% over the prior year.

Greg Case, Aon’s president and CEO, said, “Our first quarter results reflect another step in realizing the full potential of the Aon franchise.  Core operating performance exceeded our expectations, and was materially better than last year.  Each of our operating segments showed margin improvement on positive organic growth.  Americas-Brokerage, led by our U.S. retail brokerage business, performed well, and our consulting and underwriting businesses showed improved growth.  We continue to enjoy great success in the marketplace in winning new business and retaining existing business.”

First Quarter Segment Review

Aon is providing enhanced consolidated and segment disclosure that includes a separate line for compensation and benefits (previously reported in general expenses).  On a consolidated basis, compensation and benefits expense for first quarter 2006 was $1.1 billion, including $25 million of workforce reduction costs related to the 2005 restructuring plan.

Risk and Insurance Brokerage Services first quarter revenue increased 3% to $1.4 billion, with 2% organic revenue growth.   Investment income included a $35 million gain principally related to the contribution of the Company’s convertible preferred stock investment in a previously sold claims business to one of its U.K. pension plans.

Organic revenue in Brokerage-Americas rose 5%, primarily driven by our U.S. retail business, and growth in Affinity and Latin America.   Excluding the impact of contingent commissions Brokerage-Americas organic growth was 6%.  Brokerage-International organic revenue grew 1%, reflecting new business generation particularly in France, the Middle East and Africa.

Reinsurance organic revenue was unchanged year-over-year, reflecting new business and improved pricing in the Americas offset by the impact of higher risk retention by clients and weaker pricing in the international markets.

First quarter pretax income increased 4% to $249 million from $240 million in 2005, and the pretax margin was 17.9% for 2006 and 17.8% for 2005.  Excluding the items described on page 12, the pretax margin improved to 18.0% for 2006 from 16.1% for 2005, principally due to revenue growth and the benefits of operational improvements and cost reduction initiatives.

Consulting revenue was $308 million during the quarter, with 4% organic revenue growth, primarily from operations in the U.K. and Canada, as well as from compensation consulting.

First quarter pretax income increased 15% to $30 million, and the pretax margin improved to 9.7% from 8.4% a year ago.  Principal contributors to the year over year improvement were higher consulting services revenue and a decline in operating expenses.  Excluding the items described on page 12, the pretax margin improved to 12.0% in 2006.

Insurance Underwriting revenue increased 7% to $841 million in the quarter, with segment organic revenue growth, which is based on written premiums and fees, of 13%.  In the Accident & Health and Life business, organic revenue grew 10% primarily driven by strong growth in the Company's supplemental health product.  Warranty, Credit and P&C organic revenue growth was 15% in the quarter reflecting strong growth in the sale of electronic and other warranty and credit products.  First quarter pretax income rose 16% to $79 million reflecting improved profitability in each sub-segment, and higher investment income.  The pretax margin improved to 9.4% in 2006 from 8.6% in 2005.

Corporate and Other segment revenue was nil in the quarter compared to $29 million in 2005.  First quarter 2006 results included a $17 million pretax loss related to the revaluation of Endurance warrants compared to a $16 million pretax gain in 2005.

The pretax loss in the Corporate and Other segment was $54 million compared with a loss of $24 million a year ago, primarily reflecting the impact of the Company’s investment in Endurance warrants.

Restructuring Plan

The previously announced three-year restructuring plan is currently expected to result in cumulative pretax charges of $290 million, including employee termination and lease consolidation costs, asset impairments, and other costs associated with the restructuring.  The increase from our previous estimate results primarily from newly identified IT initiatives.   Annualized cost savings are now targeted at approximately $190 million by 2008.  Certain aspects of the plan are not finalized, and actual total costs, the timing of the costs, and ultimate savings may vary from the estimates due to changes in the scope or assumptions underlying this plan.   An analysis of restructuring related expenses by segment for the first quarter of 2006 is presented in the attached reconciliation of non-GAAP measures.

Below is a summary of full year 2005 and first quarter 2006 restructuring costs and an estimate of restructuring and related expenses through the end of 2007 by type and by geographic region.

	Actual			Estimated
(millions)	Full Year 2005	First Quarter 2006	Total	Remainder 2006	2007	Total
Workforce reduction	$116	$25	$141	$25	$14	$180
Lease consolidation	20	5	25	25	12	62
Asset impairments	17	1	18	1	5	24
Other costs associated with restructuring	5	2	7	11	6	24
Total restructuring and related expenses	$158	$33	$191	$62	$37	$290

(millions)
By Region:	United States	United Kingdom	Continent of Europe	Rest of World	Total
2005 (incurred)	$28	$92	$30	$8	$158
2006 (incurred)	12	13	5	3	33
2006 remaining estimated	14	34	10	4	62
2007 estimated	27	7	2	1	37
Total incurred and remaining estimated	$81	$146	$47	$16	$290

Effective Tax Rate

The effective tax rate for continuing operations was 35.0% for the first quarter of 2006 compared to 36.1% for the first quarter of 2005.   The effective tax rate for the first quarter of 2006 reflects the geographic distribution of earnings and lower tax rates in certain countries, partially offset by the impact of restructuring charges.

Foreign Exchange Impact

First quarter 2006 earnings per share were negatively affected by $0.02 due to the strengthening of the U.S. dollar relative to the first quarter 2005.  In addition, first quarter 2006 earnings per share included $0.01 of currency hedging losses compared to $0.02 of hedging gains in 2005.

Accounting Change

As of January 1, 2006, Aon adopted FASB Statement No.123(R) using the modified prospective transition method, as permitted.  Accordingly, prior period amounts have not been restated.

Stock option based compensation expense (included in compensation and benefits expense) related to the adoption of Statement No.123(R) was $7 million pretax or $0.01 per share in the first quarter of 2006.

Financial Condition

Total debt and preferred stock decreased $71 million to $2.0 billion at March 31, 2006 from March 31, 2005.  Total debt and preferred stock as a percentage of total capital decreased to 27.5% from 29.4% over the same period.  Stockholders’ equity was $5.3 billion. Compared to December 31, 2005, total debt decreased $96 million.

During first quarter 2006, Aon contributed to various U.K. pension plans certain financial instruments valued at $164 million.  The financial instruments consisted of Private Equity Partnership Structures I, LLC (PEPS I) securities, Endurance warrants, and the convertible preferred stock investment related to the 2004 sale of a claims business.

Approximately 95% of Aon’s investment portfolio at quarter end was in short-term and fixed maturities, with 99% of the fixed income securities rated investment grade.

Stock Repurchase Program

During the first quarter of 2006, Aon completed the repurchase of approximately 6.2 million shares of common stock for $247 million.  Through March 31, 2006, the Company has repurchased approximately 6.8 million shares for $272 million under the existing $1 billion buyback authorization announced in November 2005.

Universal Shelf Registration

Aon expects to file shortly a universal shelf registration on Form S-3 with the Securities and Exchange Commission for the issuance of up to $2 billion of debt and equity securities.

Annual Stockholders Meeting

The 2006 Annual Meeting of Stockholders will be held on Friday, May 19, 2006 at 10:00 a.m. central time.  A listen-only webcast of the presentation and questions by stockholders attending the meeting in Chicago can be accessed at www.aon.com and will be archived for two weeks.

The Company will host an audio webcast to discuss first quarter results on Friday, May 5 at 10:00 a.m. central time that can be accessed at www.aon.com.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  There are 46,000 employees working in Aon’s 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth, a measure that management believes is important to evaluate changes in revenue from existing operations.  We believe that this supplemental information is helpful to investors.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.  A reconciliation is provided in the attached schedules.  The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts.  It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their revenue performance, although they may not make identical adjustments.

This press release also includes supplemental information related to several measures - income per share, expenses, and margins - that exclude the effects of the restructuring charges and certain other noteworthy items that impacted revenue and pretax income in the comparable periods.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  The measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

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Investor Contact:              Craig Streem
Corporate Vice President, Investor Relations
312-381-3983

Media Contact:                         Al Orendorff
Director, Public Relations
312-381-3153

Aon Corporation
Consolidated Summary of Operations

	First Quarter Ended
	Mar. 31, 2006	Mar. 31, 2005 (1)	Percent Change
(millions except per share data)
Revenue
Brokerage commissions and fees	$1,664	$1,675	(1)%
Premiums and other	749	698	7
Investment income	110	91	21
Total revenue	2,523	2,464	2

Expenses
Compensation and benefits	1,138	1,123	1
Other general expenses	573	536	7
Benefits to policyholders	419	393	7
Depreciation and amortization	57	67	(15)
Interest expense	31	34	(9)
Provision for New York and other state settlements	1	1	—
Total expenses	2,219	2,154	3

Income from continuing operations before provision for income tax	304	310	(2)
Provision for income tax (35.0% in 2006 and 36.1% in 2005)	106	112	(5)
Income from continuing operations	198	198	—

Income (loss) from discontinued operations, net of tax	(1)	2	N/A

Income before accounting change	197	200	(2)
Cumulative effect of change in accounting principle, net of tax (2)	1	—	N/A
Net income	$198	$200	(1)%
Preferred stock dividends	—	(1)	(100)
Net income available for common stockholders	$198	$199	(1)%

Basic net income per share:
Income from continuing operations	$0.61	$0.61	—%
Discontinued operations	—	0.01	(100)
Cumulative effect of change in accounting principle	—	—	—
Net income	$0.61	$0.62	(2)%

Diluted net income per share:
Income from continuing operations	$0.57	$0.58	(2)%
Discontinued operations	—	0.01	(100)
Cumulative effect of change in accounting principle	—	—	—
Net income	$0.57	$0.59	(3)%

Diluted average common and common equivalent shares outstanding	350.2	337.1	4%

(1)             Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)             Adoption of FASB Statement No. 123(R), “Share-Based Payments,”  effective January 1, 2006, net of tax.

Aon Corporation
Revenue—First Quarter Continuing Operations

	First Quarter Ended
	Mar. 31, 2006	Mar. 31, 2005 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)	Organic Revenue Growth without Contingent Commissions
(millions)
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$530	$452	17%	1%	2%	9%	5%	6%
Risk management and insurance brokerage - International	617	660	(7)	(7)	(1)	—	1	1
Reinsurance brokerage and related services	246	240	3	(3)	3	3	—	1
Total risk and insurance brokerage services	1,393	1,352	3	(4)	1	4	2	3

Consulting
Consulting services	238	240	(1)	(3)	(3)	1	4	4
Outsourcing	70	69	1	(2)	3	(3)	3	3
Total consulting	308	309	—	(2)	(2)	—	4	4

Insurance underwriting
Accident & health and life	481	440	9	(1)	—	—	10	10
Warranty, credit and property & casualty	360	349	3	(2)	—	(10)	15	15
Total insurance underwriting	841	789	7	(2)	—	(4)	13	13

Corporate and other	—	29	(100)	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(19)	(15)	N/A	N/A	N/A	N/A	N/A	N/A
Total	$2,523	$2,464	2%	(3)%	—%	(1)%	6%	6%

(1)    Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)    Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)    Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2). Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Risk and Insurance Brokerage Services — Continuing Operations	First Quarter Ended
(millions)	Mar. 31, 2006	Mar. 31, 2005 (1)	Percent Change
Revenue
Operating revenue	$1,327	$1,327	—%
Investment income	66	25	164
Total revenue	1,393	1,352	3

Expenses
Compenation & benefits	801	789	2
Other expenses	343	323	6
Total expenses	1,144	1,112	3

Income from continuing operations before provision for income tax	$249	$240	4%

Pretax margin - income from continuing operations before provision for income tax	17.9%	17.8%

Consulting - Continuing Operations	First Quarter Ended
(millions)	Mar. 31, 2006	Mar. 31, 2005	Percent Change
Revenue
Operating revenue	$306	$308	(1)%
Investment income	2	1	100
Total revenue	308	309	—

Expenses
Compenation & benefits	194	197	(2)
Other expenses	84	86	(2)
Total expenses	278	283	(2)

Income from continuing operations before provision for income tax	$30	$26	15%

Pretax margin - income from continuing operations before provision
for income tax	9.7%	8.4%

Insurance Underwriting - Continuing Operations	First Quarter Ended
(millions)	Mar. 31, 2006	Mar. 31, 2005	Percent Change
Revenue
Premiums and other	$799	$753	6%
Investment income	42	36	17
Total revenue	841	789	7

Expenses
Benefits to policyholders	419	393	7
Compensation and benefits	135	131	3
Other expenses	208	197	6
Total expenses	762	721	6

Income from continuing operations before provision for income tax	$79	$68	16%

Pretax margin - income from continuing operations before provision for income tax	9.4%	8.6%

(1)   Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

Aon Corporation

Corporate and Other - Continuing Operations	First Quarter Ended
(millions)	Mar. 31, 2006	Mar. 31, 2005 (2)	Percent Change
Revenue
Income from marketable equity securities and other investments (1)	$6	$30	(80)%
Limited partnership investments	—	1	(100)
Net loss on disposals and related expenses	(6)	(2)	N/A
Total revenue	—	29	(100)

Expenses
Compensation and benefits	8	6	33
Other general expenses	15	13	15
Interest expense	31	34	(9)
Total expenses	54	53	2

Loss before income tax	$(54)	$(24)	N/A %

(1)             Includes gain (loss) from Endurance warrants of ($17) million and $16 million for the first quarter ended March 31, 2006 and 2005, respectively.

(2)             Certain amounts related to revenue have been reclassified to conform to the 2006 presentation.

Aon Corporation
Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share from Continuing Operations
First Quarter Ended March 31, 2006 and 2005

	First Quarter Ended
	March 31, 2006	March 31, 2005	Percent Change
(millions except per share data)
Diluted earnings per share from continuing operations - as reported	$0.57	$0.58	(2)%
After tax earnings per share adjustments:
Restructuring charges	0.06	—
Gain on sale of Cambridge preferred stock investment	(0.07)	—
Contingent commissions	(0.01)	(0.02)
Stock option expense	0.01	—
Endurance warrants	0.03	(0.03)
Hedging (gains) losses	0.01	(0.02)
Total after tax earnings per share adjustments	0.03	(0.07)

Diluted earnings per share from continuing operations - as adjusted	$0.60	$0.51	18%

Diluted average common and common equivalent shares outstanding	350.2	337.1

Aon Corporation
Reconciliation of Non-GAAP Measures - Segments
First Quarter March 31, 2006 and 2005 (1)

	First Quarter Ended March 31, 2006
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total
Revenue as reported	$1,393	$308	$841	$(19)	$2,523
Gain on sale of Cambridge preferred stock investment	(35)	—	—	—	(35)
Contingent commissions	(6)	—	—	—	(6)
Endurance warrants	—	—	—	17	17
Revenue as adjusted	$1,352	$308	$841	$(2)	$2,499

Income (loss) from continuing operations before
provision for income tax - as reported	$249	$30	$79	$(54)	$304
Provision for Daniel & NY and other state settlements	1	—	—	—	1
Restructuring charges	26	6	—	1	33
Gain on sale of Cambridge preferred stock investment	(35)	—	—	—	(35)
Contingent commissions	(6)	—	—	—	(6)
Endurance warrants	—	—	—	17	17
Stock option expense	5	1	1	—	7
Hedging losses	3	—	—	—	3
Income (loss) from continuing operations before
provision for income tax - as adjusted	$243	$37	$80	$(36)	$324

Income from continuing operations before
provision for income tax - margins as adjusted	18.0%	12.0%	9.5%	N/A	13.0%

	First Quarter Ended March 31, 2005
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total
Revenue as reported	$1,352	$309	$789	$14	$2,464
Contingent commissions	(13)	—	—	—	(13)
Endurance warrants	—	—	—	(16)	(16)
Revenue as adjusted	$1,339	$309	$789	$(2)	$2,435

Income (loss) from continuing operations before
provision for income tax - as reported	$240	$26	$68	$(24)	$310
Provision for Daniel & NY and other state settlements	1	—	—	—	1
Contingent commissions	(13)	—	—	—	(13)
Endurance warrants	—	—	—	(16)	(16)
Hedging gains	(12)	—	—	—	(12)
Income (loss) from continuing operations before
provision for income tax - as adjusted	$216	$26	$68	$(40)	$270

Income from continuing operations before
provision for income tax - margins as adjusted	16.1%	8.4%	8.6%	N/A	11.1%

(1)             Certain noteworthy items impacted revenue and pretax income in 2006 and 2005, which are described in this schedule. The pretax income (loss) amounts and related margins shown in the captions “Income (loss) from continuing operations before provision for income tax - as adjusted” are non-GAAP measures.

Aon Corporation
Preliminary Condensed Consolidated Statements of Financial Position

	As of
	Mar. 31, 2006	Dec. 31, 2005
	(Unaudited)
(billions)
ASSETS
Investments
Fixed maturities at fair value	$4.2	$4.2
Short-term investments	4.7	4.3
Other investments	0.4	0.6
Total investments	9.3	9.1

Cash	0.5	0.5
Receivables	10.0	9.7
Deferred Policy Acquisition Costs	1.2	1.2
Goodwill	4.4	4.4
Other Intangible Assets	0.1	0.1
Property and Equipment, net	0.5	0.5
Other Assets	2.6	2.3
TOTAL ASSETS	$28.6	$27.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Insurance Premiums Payable	$10.2	$9.4
Policy Liabilities
Future policy benefits	1.7	1.7
Policy and contract claims	1.8	1.8
Unearned and advance premiums and contract fees	3.1	3.0
Total Policy Liabilities	6.6	6.5
General Liabilities
General expenses	1.7	1.7
Notes payable	2.0	2.1
Pension, post-employment and post-retirement liabilities	1.5	1.5
Other liabilities	1.3	1.3
TOTAL LIABILITIES	23.3	22.5
Stockholders’ Equity	5.3	5.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28.6	$27.8